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                                                            EXHIBIT 99.1

                            CERIDIAN REPORTS RESULTS FOR
                          FOURTH QUARTER AND FULL YEAR 1997

                     In Q4, excluding unusual gains and charges,
             Ceridian's information services businesses turned in strong performances

          MINNEAPOLIS, January 27, 1998 _ Ceridian Corporation (NYSE: CEN) today reported fourth quarter net earnings of $473.8 million, or $6.23 per diluted share of common stock, on revenue of $282.5 million. In the fourth quarter of 1996, Ceridian reported net earnings of $49.3 million, or $.61 per diluted share, on revenue of $251.3 million.
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          As a result of the sale of Computing Devices International on
          December 31, 1997, Computing Devices is treated as a discontinued operation in all time periods presented; its revenue, costs and expenses are not shown in Ceridian's income statement, except that its net earnings and the resulting gain on the sale are included under discontinued operations.

          Ceridian's fourth quarter 1997 results included a $386.3 million gain from the sale of Computing Devices; a $175.0 million FAS 109 tax benefit (under which Ceridian recognizes the future tax benefits of its net operating loss carryforwards); and charges totaling $144.6 million that consist of $87.5 million of asset write-offs and $57.1 million of other charges and accrued liabilities. The fourth quarter 1997 asset write-offs included goodwill and other intangible assets related to acquisitions and investments, certain hardware and software investments, and a modest loss on disposal of the Comdata Gaming Services unit, primarily related to pre-acquisition goodwill. The other charges and accrued liabilities include costs related to legal and administrative proceedings involving the Company, and excess facilities, severance and contract termination costs.

          Apart from the unusual fourth quarter gains and charges, but including the operating results of Computing Devices, Ceridian would have reported net earnings of $55.6 million, or $.73 per diluted share, for the period.

          For the year 1997, Ceridian reported net earnings of $472.4 million, or $5.92 per diluted share, on revenue of $1,074.8 million. In 1996, Ceridian reported net earnings of $181.9 million, or $2.25 per diluted share, on revenue of $942.6 million. Apart from unusual gains and charges during 1997, which include the fourth quarter items described earlier as well as a $150 million third quarter charge in connection with the termination of the CII payroll software development project and a
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          $13 million first quarter charge to settle litigation, but including the operating results of Computing Devices, Ceridian would have reported net earnings of $215.5 million, or $2.70 per diluted share, for 1997.

          "Looking beyond the unusual and non-recurring events at Ceridian in 1997, we are pleased with the operating performances of the human resources, transportation and marketing information services businesses," said Lawrence Perlman, chairman and chief executive officer of Ceridian. "In the human resources business, the payroll/tax filing operation significantly increased revenue and continued to improve its margins through add-on sales of higher-margin services, as well as reengineering processing and customer service operations. Today, Ceridian also announced plans to acquire the payroll businesses of the Canadian Imperial Bank of Commerce and Toronto-Dominion Bank, two transactions that will make Ceridian the leading provider of payroll services in Canada.

          "The transportation business also achieved strong fourth quarter revenue growth, in part by successfully selling additional services to customers that purchase its core fuel purchase product. On January 19, Comdata expanded its customer base when it acquired First Data Corporation's transportation services business (simultaneously Ceridian sold its Gaming Services business to First Data). The marketing information services business took the first step toward its goal of providing services globally when it acquired Continental Research in the United Kingdom during the fourth quarter.

          "Ceridian's three businesses have excellent revenue growth prospects and a sound strategy for realizing their potential,"
          said Perlman.   "They utilize a core product to obtain and then
          maintain a strong market position _ be it paychecks, fuel transactions or radio ratings _ and then surround the core product with additional products and services that can be sold to the customer of the core product, to adjacent markets and/or to new geographic markets. We expect each of the three businesses to perform well in 1998 and enable Ceridian to achieve its performance goals of revenue growth of about 15 percent and earnings improvement of approximately 20 percent annually."

          Ceridian Corporation is a leading information services company that serves the human resources, transportation and electronic
          media markets.   Its businesses include Ceridian Employer
          Services, a leading provider of human resource management systems and payroll and tax filing services; Comdata Corporation, the leader in transaction processing and information services for the transportation industry; and Arbitron, a leading media and marketing research company.

          The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those
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          that utilize terminology such as "may," "will" "expects,"
          "anticipates," "believes" or "plans," are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are discussed in a Current Report on Form 8-K filed by Ceridian with the Securities and Exchange Commission on January 20, 1998.
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
          CONSOLIDATED STATEMENTS OF OPERATIONS
          (Unaudited)                              Ceridian Corporation
          (Dollars in millions,                        and Subsidiaries
          except per share data)

                                     For Periods Ended December 31,
                                  Three Months         Twelve Months
                                   1997      1996      1997    1996
          Revenue                 $282.5   $251.3   $1,074.8   $ 942.6


          Cost of revenue          138.9    119.6      527.6     456.9

          Gross profit             143.6    131.7      547.2     485.7

          Operating expenses
            Selling, general
              and administrative    73.5     78.5      308.0     285.1
            Research and
              development           20.2     13.3       59.6      52.5
            Other expense (income) 144.4     (0.7)     309.3       0.2

          Earnings (Loss) before
           interest and taxes      (94.5)    40.6     (129.7)     47.9

            Interest income          0.9      0.8        2.3       3.0
            Interest expense        (5.1)    (2.2)     (11.2)     (9.7)

          Earnings (Loss) before
           income taxes            (98.7)    39.2     (138.6)      1.2

          Income tax provision
           (benefit)              (174.8)     2.5     (174.0)      5.7

          Earnings from
           continuing operations    76.1     36.7       35.4     135.5

          Discontinued operations
            Gain on sale           386.3      0.0      386.3       0.0
            Earnings from
              operations            11.4     12.6       50.7      46.4
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          Net earnings            $473.8   $ 49.3    $ 472.4     181.9

          Earnings per share:
            Basic
             Continuing operations$1.02     $0.49      $0.45     $1.80
             Net earnings         $6.34     $0.67      $6.02     $2.49
            Diluted
             Continuing operations$1.00     $0.45      $0.45     $1.67
             Net earnings         $6.23     $0.61      $5.92     $2.25

          Shares used in
          calculations (000's):
              Basic              74,691   68,619      78,418      7,920
              Diluted            76,052   81,312      79,741     80,969

          CONDENSED CONSOLIDATED BALANCE SHEETS
          (Unaudited)                           Ceridian Corporation
          (Dollars in millions)                    and Subsidiaries


                                      December 31,   December 31,

                                         1997          1996

          Cash and equivalents        $  268.0       $ 71.1
          Receivables                    317.5        249.1
          Net assets of
           discontinued operations         0.0        120.9
          All other assets               657.8        575.5
             Total assets             $1,243.3      1,016.6


          Debt                      $      3.0       $138.1
          Other liabilities              652.0        541.3
          Stockholders' equity           588.3        337.2
             Total liabilities and
              stockholders' equity    $1,243.3      1,016.6

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          Ceridian's Businesses
          Ceridian Corporation is an information services company that serves the human resources, transportation and electronic media markets. The Company helps customers improve their productivity and competitive position.

          Information Services for the Human Resources Market
          Ceridian serves more than 45,000 customers in the human resources arena, including 40 percent of the Fortune 1000 and 30 percent of the Fortune 100, with broad, integrated solutions. Its products include human resources information systems, employee and manager self-service systems, payroll processing and tax filing services,
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         time and attendance solutions, recruiting and skills management software, workplace effectiveness services, decision-support applications, training, and other services. Ceridian provides human resource management systems and services in Canada, the United States and the United Kingdom. The Company's human resources businesses include Ceridian Employer Services, Ceridian Performance Partners and Resumix.

          Information Services for the Transportation Industry
          Ceridian's Comdata business is a leading provider of transaction processing and information services to the transportation industry. It assists trucking companies and truck strops with funds transfers, fuel management and purchases, automated routing and scheduling, permitting, licensing and fuel tax reporting. Comdata serves more than 20,000 trucking companies and more than 10,000 truck stop service centers.


          Information Services for the Electronic Media Industry
          Through The Arbitron Company in the United States and Continental Research in the United Kingdom, Ceridian is an international media and marketing research firm that provides services to broadcasters, advertisers and advertising agencies in the United States and Europe. In the United States, Arbitron provide quantitative audience research to over 2,800 radio stations and 2,400 advertisers and ad agencies. Its qualitative research is purchased by 1,900 customers, including radio and TV stations, cable systems, agencies and advertisers, and newspapers and magazines. In Europe, Continental Research manages and directs activities on behalf of some of the biggest names in advertising.